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Exhibit 23.1

NOTICE REGARDING LACK OF CONSENT OF
ARTHUR ANDERSEN LLP

        On June 14, 2002, at the direction of the Board of Directors of SEI Investments Company ("SEI"), acting upon the recommendation of its Audit Committee, SEI dismissed Arthur Andersen LLP ("Arthur Andersen") as its independent auditors, effective immediately, and engaged PricewaterhouseCoopers LLP to serve as its independent auditors for the fiscal year ending December 31, 2002. For additional information, see SEI's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 18, 2002. SEI has been unable to obtain Arthur Andersen's written consent to the incorporation by reference into this registration statement of Arthur Andersen's audit report with respect to SEI's consolidated financial statements as of December 31, 2001 and December 31, 2000 for the fiscal years then ended. Under these circumstances, Rule 437a under the Securities Act of 1933, as amended (the "Securities Act"), permits SEI to file this registration statement without a written consent from Arthur Andersen. As a result, however, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, investors would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act for any purchases of SEI's securities under this registration statement. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including SEI's officers and directors, may still rely on Arthur Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.

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  Exhibit 23.1
NOTICE REGARDING LACK OF CONSENT OF ARTHUR ANDERSEN LLP